Exhibit 99.1

Speedway Motorsports Reports Results for the Three and Six Months Ended June 30, 2009 and Reaffirms Full Year 2009 Guidance

CONTACT:	Speedway Motorsports, Inc.
Janet Kirkley, 704-532-3318

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for the Three and Six Months

Ended June 30, 2009 and Reaffirms Full Year 2009 Guidance

CONCORD, NC (August 6, 2009) – Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported total revenues of $191.9 million and a loss from continuing operations of $22.1 million or $0.52 per diluted share for the second quarter 2009. The decreases in income from continuing operations, net income and diluted earnings per share are largely attributable to losses for Motorsports Authentics, the Company’s merchandising joint venture with International Speedway Corporation. Excluding such equity investee losses, the Company’s second quarter 2009 income from continuing operations was $35.1 million or $0.82 per diluted share. A reconciliation of income from continuing operations and diluted earnings per share excluding equity investee losses to comparable GAAP amounts is included below.

SMI reaffirmed its full year 2009 earnings guidance of $1.70 to $1.90 per diluted share from continuing operations.

Second quarter and year-to-date 2009 results were impacted by, among other factors, the following:

•	sizable current period losses for Motorsports Authentics as further described below;
•	ongoing effects of challenging recessionary conditions;
•	overhead and interest expenses associated with Kentucky Speedway, acquired in December 2008;
•	discontinuation of oil and gas operations in the fourth quarter 2008 and reclassification of prior year results; and
•

Lowe’s Motor Speedway’s NASCAR Sprint Cup Series racing event was postponed and shortened, and New Hampshire Motor Speedway’s NASCAR Sprint Cup Series pole position qualifying was cancelled, due to poor weather in the second quarter 2009.

Second Quarter Comparison:

•	total revenues were $191.9 million in 2009 compared to $212.8 million in 2008;
•	after tax equity investee losses were $57.2 million or $1.34 per diluted share in 2009 compared to after tax earnings of $3.0 million or $0.07 per diluted share in 2008;
•	loss from continuing operations was $22.1 million or $0.52 per diluted share in 2009 compared to income from continuing operations of $47.7 million or $1.10 per diluted share in 2008;
•	after tax losses from discontinued operations were $1.3 million or $0.03 per diluted share in 2009 compared to $670,000 or $0.02 per diluted share in 2008; and
•	net loss was $23.4 million or $0.55 per diluted share in 2009 compared to net income of $47.0 million or $1.08 per diluted share in 2008.

Year-to-Date Comparison

•	total revenues were $325.4 million in 2009 compared to $368.0 million in 2008;
•	after tax equity investee losses were $58.8 million or $1.37 per diluted share in 2009 compared to after tax earnings of $4.5 million or $0.11 per diluted share in 2008;
•	loss from continuing operations was $724,000 or $0.02 per diluted share in 2009 compared to income from continuing operations of $79.9 million or $1.84 per diluted share in 2008;
•	after tax losses from discontinued operations were $2.3 million or $0.05 per diluted share in 2009 compared to $2.0 million or $0.05 per diluted share in 2008; and
•	net loss was $3.1 million or $0.07 per diluted share in 2009 compared to net income of $77.9 million or $1.79 per diluted share in 2008.

SMI believes admissions and many event related and other operating 2009 revenue categories were negatively impacted by declines in consumer and corporate spending from the ongoing impact of the recession, including difficult credit and housing markets, and poor weather surrounding certain NASCAR racing events in the second quarter 2009. SMI continues to utilize innovative promotional campaigns to help foster fan support and mitigate near-term ticket sales weakness.

Motorsports Authentics

The Company’s second quarter 2009 operating results and diluted earnings per share were significantly impacted by losses attributable to Motorsports Authentics (MA), including an impairment charge of approximately $55.6 million (with no net tax benefits at this time). The impairment charge reduced the Company’s carrying value for MA business net assets to estimated fair value as of June 30, 2009. Also, MA operating results for the second quarter and first six months of 2008 reflect increased merchandise sales of a popular NASCAR driver and material MA licensor who changed racing teams at the end of 2007. There were no similar changes that favorably impacted MA’s interim 2009 results. MA’s 2009 interim results were also negatively impacted by reduced discretionary spending from ongoing recessionary conditions and decreased attendance at motorsports racing events.

The Company, and equal co-owner International Speedway Corporation, continue to intensify efforts to turn MA’s business around. MA continues to restructure its business by implementing process improvements, cost reduction initiatives, improved inventory risk management, and streamlining operations. The Company and MA management believe that focusing on increasing revenues, including renewing and expanding sales channels, is a foremost priority and that opportunities exist for continued cost reductions.

Non-GAAP Financial Information and Reconciliation

Income from continuing operations, and diluted earnings per share from continuing operations, before equity investee earnings or losses are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to income from continuing operations and diluted earnings per share from continuing operations. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s results of operations separate from equity investees for the periods presented. Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, diluted earnings or loss per share, or income or loss and diluted earnings or loss per share from continuing operations, determined in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30:		June 30:
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Consolidated net income (loss) using GAAP	$(23,413)	$47,018	$(3,064)	$77,920
Loss from discontinued operation	1,293	670	2,340	1,969

Consolidated income (loss) from continuing operations	(22,120)	47,688	(724)	79,889
Equity investee losses (earnings)	57,185	(2,953)	58,797	(4,544)

Non-GAAP consolidated income from continuing operations excluding equity investee losses (earnings)	$35,065	$44,735	$58,073	$75,345

Consolidated diluted earnings (loss) per share using GAAP	$(0.55)	$1.08	$(0.07)	$1.79
Discontinued operation	0.03	0.02	0.05	0.05

Consolidated diluted earnings (loss) per share from continuing operations	(0.52)	1.10	(0.02)	1.84
Equity investee losses (earnings)	1.34	(0.07)	1.37	(0.11)

Non-GAAP diluted earnings per share from continuing operations excluding equity investee losses (earnings)	$0.82	$1.03	$1.35	$1.73

Significant 2009 Second Quarter Racing Events

Second quarter highlights include continuing strong levels of sponsorship revenues for NASCAR racing events, despite continuing tough economic conditions. Significant racing events held this second quarter include:

•	Texas Motor Speedway – NASCAR Samsung 500 Sprint Cup, O’Reilly 300 Nationwide and WinStar World Casino 400 Camping World Truck, and IndyCar Bombardier Learjet 550, Series racing events;
•	Lowe’s Motor Speedway – NASCAR Sprint All-Star Race, and Coca-Cola 600 Sprint Cup and CARQUEST Auto Parts 300 Nationwide Series racing events;
•	Kentucky Speedway – NASCAR Meijer 300 Presented by Ritz Nationwide Series racing event;
•	Infineon Raceway – NASCAR Toyota/Save Mart 350 Sprint Cup Series racing event; and
•	New Hampshire Motor Speedway – NASCAR LENOX Industrial Tools 301 Sprint Cup and Camping World RV Sales 200 presented by RVs.com Nationwide Series racing events.

2009 Earnings Guidance Reaffirmed

The Company reiterated that second quarter 2009 earnings are consistent with its previous full year 2009 guidance of $1.70-$1.90 per diluted share from continuing operations, assuming current industry trends continue, and excluding Motorsports Authentics joint venture results or unforeseen factors.

As previously announced, the Company completed a private placement of 8 3/4% senior notes in aggregate principal of $275.0 million in May 2009. The Company also amended and restated its long-term Credit Facility in July 2009. Associated interest costs are reflected in the Company’s reaffirmed 2009 earnings guidance.

Stock Repurchase Program and Dividends

During the six months ended June 30, 2009, the Company repurchased 503,000 shares of common stock for approximately $6.8 million under its previously announced stock repurchase program. As of June 30, 2009, the Company has repurchased 2,261,000 shares since adoption of the program in April 2005. The total number of shares available for future repurchase under the program, as currently authorized, is 739,000.

During the six months ended June 30, 2009, the Company declared and paid cash dividends of $0.09 per share of common stock each quarter for a combined aggregate of approximately $7.7 million. On July 22, 2009, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock, aggregating approximately $3.8 million, payable on September 16, 2009 to shareholders of record as of August 21, 2009. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

Other Comments

“SMI’s second quarter non-GAAP results were within our expectations, although significantly impacted by the prolonged recession,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “Apart from the disappointing Motorsports Authentics results, SMI demonstrated relatively strong performance when compared to other destination-based entertainment and industry peers. SMI’s core business remains strong. We believe that as economic conditions improve, our current initiatives for enhancing revenues and cost containment are well-positioning SMI for renewed long-term growth. We are pleased to be able to once again say that all of our 2009 NASCAR Sprint Cup and Nationwide Series event sponsorships, and many for later years, are already sold. These sponsorships, as well as the NASCAR broadcasting and other multi-year committed uses of SMI speedway facilities, significantly solidify our long-term revenue and cash flow streams.

“Lastly, we proudly thank the overwhelming number of resilient fans who withstood the poor weather that resulted in unpleasant delays and rescheduling of Lowe’s Motor Speedway’s hosting of the ‘50th’ running of its NASCAR Coca-Cola 600 Sprint Cup Series racing event over Memorial Day weekend. These loyal, unrivaled fans are why providing the finest fan-friendly, most exciting race entertainment facilities and experience possible remains at the core of SMI’s business model.”

Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “Looking forward, we expect to sell out Bristol Motor Speedway’s NASCAR Sprint Cup Series upcoming night race in August, and are excited about Atlanta Motor Speedway hosting the upcoming inaugural Labor Day NASCAR Sprint Cup Pep Boys Auto 500, its first night race for this premier series. SMI also has many other outstanding opportunities for resuming long-term growth and increasing shareholder value. SMI owns eight premier facilities in the West, Northeast, Southeast and Southwest, including four in the nation’s top-10 metropolitan markets. These highly appealing SMI venues, along with the prospects for ongoing improvements by the motorsports industry to increase racing excitement, such as the recently reinstituted, well-received ‘double-file restarts’, help SMI, advertisers and broadcasters capitalize on outstanding promotional opportunities, particularly as existing economic conditions improve.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns

Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of Motorsports Authentics merchandising joint venture; the success of expense reduction efforts; capital projects; expansion; economic conditions; dividends; stock repurchases; financing needs; insurance; litigation; taxes; discontinued oil and gas activities; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 11:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (toll-free) or 706-758-1524 (toll). The reference number is 21172251. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning at 1:00 PM (ET) August 6th through 11:59 PM (ET) August 20th. The reference number is 21172251. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman and Chief Financial Officer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data—Unaudited

For The Three and Six Months Ended June 30, 2009 and 2008

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
INCOME STATEMENT DATA (a)(b)	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Revenues:
Admissions	$47,084	$58,199	$93,875	$111,819
Event related revenue	63,835	72,910	102,890	124,185
NASCAR broadcasting revenue	71,358	68,600	109,446	106,233
Other operating revenue	9,595	13,082	19,229	25,780

Total Revenues	191,872	212,791	325,440	368,017

Expenses and Other:
Direct expense of events	35,827	40,109	56,594	63,148
NASCAR purse and sanction fees	48,803	46,230	74,969	73,124
Other direct operating expense	7,408	10,616	14,913	21,475
General and administrative	22,854	21,243	43,407	42,715
Depreciation and amortization	13,277	11,922	26,490	23,722
Interest expense, net	9,851	8,501	17,622	18,093
Equity investee losses (earnings)	57,185	(2,953)	58,797	(4,544)
Other expense (income), net	264	(1,336)	86	(1,247)

Total Expenses and Other	195,469	134,332	292,878	236,486

Income (Loss) from Continuing Operations Before Income Taxes	(3,597)	78,459	32,562	131,531
Income Tax Provision	(18,523)	(30,771)	(33,286)	(51,642)

Income (Loss) from Continuing Operations	(22,120)	47,688	(724)	79,889
Loss from Discontinued Operations, Net of Taxes	(1,293)	(670)	(2,340)	(1,969)

Net Income (Loss)	($23,413)	$47,018	($3,064)	$77,920

Basic Earnings (Loss) Per Share:
Continuing Operations	($0.52)	$1.10	($0.02)	$1.84
Discontinued Operations	(0.03)	(0.02)	(0.05)	(0.05)

Net Income (Loss)	($0.55)	$1.08	($0.07)	$1.79

Weighted average shares outstanding	42,738	43,485	42,862	43,504

Diluted Earnings (Loss) Per Share:

Continuing Operations	($0.52)	$1.10	($0.02)	$1.84

Discontinued Operations	(0.03)	(0.02)	(0.05)	(0.05)

Net Income (Loss)	($0.55)	$1.08	($0.07)	$1.79

Weighted average shares outstanding	42,738	43,497	42,862	43,530
Major NASCAR-sanctioned Events Held During Period	9	8	14	14

Certain Race Schedule Changes:

•

One NASCAR Sprint Cup Series race at Lowe's Motor Speedway was postponed and shortened, and pole position qualifying for a NASCAR Sprint Cup race at New Hampshire Motor Speedway was cancelled, due to poor weather in the second quarter 2009.

•	Kentucky Speedway, purchased in December 2008, held one NASCAR Nationwide Series race in the second quarter 2009.
•	Atlanta Motor Speedway held one NASCAR Nationwide Series race in the first quarter 2008 that is scheduled to be held in the third quarter 2009.

BALANCE SHEET DATA (a)(b)	6/30/2009	12/31/2008

Cash, cash equivalents and short-term investments	$113,617	$58,065
Total current assets	198,055	143,038
Property and equipment, net	1,198,742	1,195,540
Equity investments in associated entities	18,133	77,066
Goodwill and other intangible assets, net	583,264	583,328
Net assets of discontinued operations	1,234	1,719
Total assets	2,039,988	2,034,409

Deferred race event income, net	82,945	105,392
Total current liabilities	143,884	151,649
Revolving credit facility borrowings	100,000	350,000
Total long-term debt	702,325	686,480
Total liabilities	1,171,383	1,149,047
Total stockholders’ equity	868,605	885,362

(a)	Reflects business acquisition of Kentucky Speedway on December 31, 2008, including its results of operations and financial condition after acquisition.
(b)	Oil and gas operations were discontinued in the fourth quarter 2008, and the net assets and operating results for all periods presented are reclassified as discontinued operations.